Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Signs Global License Agreement with Spectrum Pharmaceuticals for Captisol-Enabled® Melphalan

Ligand to Receive License Fee, Eligible for Milestones and Royalties

Raises Full Year Revenue and Earnings Guidance and Provides First Quarter Forecast

SAN DIEGO (March 14, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the signing of global license and supply agreements with Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) for the development and commercialization of Ligand’s Captisol-enabled®, propylene glycol-free (PG-free) melphalan. Under the terms of the license agreement, Ligand is entitled to receive a license fee and is eligible to receive more than $50 million in potential milestone payments. Ligand is also eligible to receive royalties on future net sales of Captisol-enabled melphalan. Further details regarding the transaction are provided in Ligand's Form 8-K that is being filed today.

The Captisol-enabled melphalan program is currently in a pivotal trial for use as a conditioning treatment prior to autologous stem cell transplant for patients with multiple myeloma. Spectrum will immediately assume all clinical and regulatory development of the program as a result of this license.

“We are pleased to have forged this agreement,” commented John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Spectrum has an established oncology and hematology business, and this melphalan product is an ideal complement to their two commercial hematology products, Zevalin and Folotyn, including an expected high degree of commercial call overlap. Spectrum’s highly experienced, oncology-focused R&D team is committed to the efficient development of Captisol-enabled melphalan, and has established relationships with key investigators.
Full Year 2013 Revenue and Earnings Guidance and First Quarter Forecast
Ligand now expects 2013 total revenues to be in the range of $43 million to $46 million, versus previous guidance of $41 million to $44 million. Earnings per share for 2013 are expected to be in the range of $0.47 to $0.51, versus previous guidance of $0.35 to $0.39. Ligand estimates revenue for the first quarter of 2013 to be in the range of $10 million to $11 million, with first quarter earnings per share in the range of $0.10 to $0.13. Earnings per share guidance does not include the effects of any increase or decrease in contingent liabilities.

About Captisol-enabled Melphalan
Ligand's Captisol-enabled, PG-free melphalan program is a new intravenous formulation of melphalan being investigated for the multiple myeloma transplant setting, and has been granted Orphan designation by the FDA. Ligand's formulation avoids the use of propylene glycol, which has been reported to cause renal and cardiac side-effects that limit the ability to deliver higher quantities of therapeutic compounds. The use of the Captisol® technology to reformulate melphalan is anticipated to allow for longer administration durations and slower infusion rates, potentially enabling clinicians to safely achieve a higher dose intensity of pre-transplant chemotherapy. In December 2012 Ligand announced the initiation of a pivotal trial of Captisol-enabled melphalan. This multi-center trial will evaluate safety and efficacy in 60 patients, and is intended to confirm the results from an earlier Phase 2 study demonstrating that the Captisol-enabled melphalan formulation was safe and well-tolerated, and met the requirements for establishment of bioequivalence to the current commercial intravenous formulation of melphalan (sold by GlaxoSmithKline as Alkeran® for Injection).
About Multiple Myeloma and Melphalan

Multiple myeloma is a cancer of plasma cells, a type of white blood cell present in the bone marrow. In multiple myeloma a group of plasma cells (myeloma cells) becomes cancerous and multiplies, raising the number of plasma cells to a higher-than-normal level. There are an estimated 20,000 new cases of multiple myeloma in the United States each year, with an incidence of new cases increasing by approximately 1.7% per year.

The current intravenous melphalan market is approximately $130 million annually, with predominant use in stem cell transplants. The rate of autologous stem cell transplants for patients with multiple myeloma is growing by approximately 3.3% annually.

About Captisol®

Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella at the University of Kansas' Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled six FDA-approved products, including Onyx Pharmaceuticals’ Kyprolis®, Baxter International's Nexterone® and Pfizer's Vfend® IV. There are currently more than 30 Captisol-enabled products in development, including Lundbeck’s carbamazepine IV, The Medicines Company's MDCO-157 and Rib-X's delafloxacin IV program.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Lundbeck Inc., Eli Lilly & Co., Spectrum Pharmaceuticals, Inc., and The Medicines Company. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to clinical trials of Captisol-enabled melphalan's profile, market size and possibility of commercial success, efficacy, potency, competitiveness and the strength of Ligand's product portfolio. Actual events or results may differ from our expectations. For example, there can be no assurance that Captisol-enabled melphalan or other potential Captisol-enabled drugs will progress through clinical development or receive required regulatory approvals within the expected timelines or at all, that further clinical trials will confirm any safety or other characteristics or profile described in this press release, that there will be a market of any size for Captisol-enabled melphalan or that Captisol-enabled melphalan will be beneficial to patients or successfully marketed. In addition, there can be no assurance that Ligand will achieve its guidance or forecast. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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